EXHIBIT 1
AFFILIATES OF SATÉLITES MEXICANOS, S.A. DE C.V.
And their Respective Voting Interests in the Company
As of October [•], 20069
     As of the date hereof, Servicios Corporativos, S. de R.L. de C.V, (“Servicios”)a wholly-owned (99.9%) subsidiary of Firmamento Mexicano, S. de R.L. de C.V. (“Firmamento”), holds 7.5 million of the issued shares of Satmex’s common stock (the “Existing Common Stock”), which represents 70.7% of the economic interests and 100% of the common voting interests. 10 The Mexican Government holds 2.5 million shares of Existing Common Stock, which represents 23.57% of the economic interests in Satmex and has limited voting rights.
     As of the date hereof, Loral Skynet Corporation (“Loral”) directly holds 473,449 shares of the Existing Preferred Stock and Principia S.A. de C.V. (“Principia”) directly holds 133,281 shares of the Existing Preferred Stock, which shares collectively represent 5.8% of the economic interests in Satmex and have limited voting rights.
     All of the shares of Satmex’s Existing Common Stock and Existing Preferred Stock are directly or indirectly beneficially owned by Loral, Principia, and Firmamento (which is directly owned by Loral and Principia), Servicios (a wholly-owned (99.9%) subsidiary of Firmamento), and the Mexican Government. The issued and outstanding Interests and ownership of Satmex is set forth below:

[9]	As described in the Form T-3 to which this Exhibit is attached, the Voting Interests in the Company are expected to change contemporaneously with the issuance of the Notes on the Effective Date of the Plan as such terms are defined in the Form T-3.

[10]	The Existing Common Stock held by Servicios in Satmex (except 750,000 Series N shares, with limited voting rights) are held by BBVA Bancomer Servicios, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, Dirección Fiduciaria (formerly known as Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero, División Fiduciaria), as trustee for the benefit of the Senior Secured Notes.

19

The Company also has three affiliates through which its employees are hired and paid, yet which do not have independent assets nor any interest, voting or otherwise, in the Company. They are: Satmex Corporativo, S. de R.L. de C.V., which employs Satmex’s management personnel; Satmex Administración, S. de R.L. de C.V., which employs Satmex’s administrative personnel; and Satmex Servicios Técnicos, S. de R.L. de C.V., employs Satmex’s technical personnel.

20